Filed Pursuant to Rule 433

Registration Statement No. 333-260330

Issuer Free Writing Prospectus dated October 20, 2021

Relating to Preliminary Prospectus Supplement Dated October 18, 2021

(the “Preliminary Prospectus Supplement)

TSMC Arizona Corporation (the “Issuer”)

Taiwan Semiconductor Manufacturing Company Limited (the “Guarantor”)

Pricing Term Sheets

US$1,250,000,000 1.750% Notes Due 2026 (the “2026 Notes”)

ISSUER:	TSMC Arizona Corporation

GUARANTOR:	Taiwan Semiconductor Manufacturing Company Limited

SECURITY DESCRIPTION:	US$1,250,000,000 aggregate principal amount 1.750% Notes due 2026

EXPECTED SECURITIES RATINGS*:	Moody’s: Aa3 / S&P: AA-

DISTRIBUTION:	SEC registered

MATURITY DATE:	October 25, 2026

ISSUE DATE:	October 25, 2021

TRADE DATE:	October 20, 2021

SETTLEMENT DATE:	October 25, 2021, which will be the 3rd business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next succeeding business day, because the Notes will initially settle in T+3, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

INTEREST RATE:	1.750% per annum (payable semi-annually in arrears)

INTEREST PAYMENT DATES:	April 25 and October 25 of each year, commencing on April 25, 2022

INTEREST RECORD DATES:	April 10 and October 10 of each year

ISSUE PRICE:	99.976%

GROSS PROCEEDS:	US$1,249,700,000

NET PROCEEDS:	US$1,246,519,444

YIELD TO MATURITY:	1.755%

SPREAD TO BENCHMARK TREASURY:	+60 basis points

BENCHMARK TREASURY:	Treasury Rate 0.875% due September 30, 2026

BENCHMARK TREASURY YIELD:	1.155%

OPTIONAL REDEMPTION:

At any time, in whole or in part, prior to September 25, 2026 (the “Applicable Par Call Date”), at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum, as determined by the Independent Investment Banker (as defined in the Preliminary Prospectus Supplement) based on the Reference Treasury Dealer Quotations (as defined in the Preliminary Prospectus Supplement), of the present values of the Remaining Scheduled Payments (as defined in the Preliminary Prospectus Supplement), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 10 basis points plus, in the case of each of clause (i) or (ii), accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

At any time, in whole or in part, on or after the Applicable Par Call Date, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

TAX REDEMPTION:	At any time, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes plus accrued but unpaid interest, if any, to, but not including, the date fixed for redemption if the Issuer or the Guarantor, as applicable, has or will become obliged to pay Additional Amounts (as defined in the Preliminary Prospectus Supplement) in respect of any Taxes (as defined in the Preliminary Prospectus Supplement) in respect of any payments under the Notes or the related Guarantees.

CUSIP:	872898 AA9

ISIN:	US872898AA96

DENOMINATION:	US$200,000/US$1,000

LISTING:	Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000.

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US$1,250,000,000 2.500% Notes Due 2031 (the “2031 Notes”)

ISSUER:	TSMC Arizona Corporation

GUARANTOR:	Taiwan Semiconductor Manufacturing Company Limited

SECURITY DESCRIPTION:	US$1,250,000,000 aggregate principal amount 2.500% Notes due 2031

EXPECTED SECURITIES RATINGS*:	Moody’s: Aa3 / S&P: AA-

DISTRIBUTION:	SEC registered

MATURITY DATE:	October 25, 2031

ISSUE DATE:	October 25, 2021

TRADE DATE:	October 20, 2021

SETTLEMENT DATE:	October 25, 2021, which will be the 3rd business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next succeeding business day, because the Notes will initially settle in T+3, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

INTEREST RATE:	2.500% per annum (payable semi-annually in arrears)

INTEREST PAYMENT DATES:	April 25 and October 25 of each year, commencing on April 25, 2022

INTEREST RECORD DATES:	April 10 and October 10 of each year

ISSUE PRICE:	99.561%

GROSS PROCEEDS:	US$1,244,512,500

NET PROCEEDS:	US$1,241,331,944

YIELD TO MATURITY:	2.550%

SPREAD TO BENCHMARK TREASURY:	+90 basis points

BENCHMARK TREASURY:	Treasury Rate 1.250% due August 15, 2031

BENCHMARK TREASURY YIELD:	1.650%

OPTIONAL REDEMPTION:

At any time, in whole or in part, prior to July 25, 2031 (the “Applicable Par Call Date”), at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum, as determined by the Independent Investment Banker (as defined in the Preliminary Prospectus Supplement) based on the Reference Treasury Dealer Quotations (as defined in the Preliminary Prospectus Supplement), of the present values of the Remaining Scheduled Payments (as defined in the Preliminary Prospectus Supplement), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points plus, in the case of each of clause (i) or (ii), accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

At any time, in whole or in part, on or after the Applicable Par Call Date, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

TAX REDEMPTION:	At any time, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes plus accrued but unpaid interest, if any, to, but not including, the date fixed for redemption if the Issuer or the Guarantor, as applicable, has or will become obliged to pay Additional Amounts (as defined in the Preliminary Prospectus Supplement) in respect of any Taxes (as defined in the Preliminary Prospectus Supplement) in respect of any payments under the Notes or the related Guarantees.

CUSIP:	872898 AC5

ISIN:	US872898AC52

DENOMINATION:	US$200,000/US$1,000

LISTING:	Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000.

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US$1,000,000,000 3.125% Notes Due 2041 (the “2041 Notes”)

ISSUER:	TSMC Arizona Corporation

GUARANTOR:	Taiwan Semiconductor Manufacturing Company Limited

SECURITY DESCRIPTION:	US$1,000,000,000 aggregate principal amount 3.125% Notes due 2041

EXPECTED SECURITIES RATINGS*:	Moody’s: Aa3 / S&P: AA-

DISTRIBUTION:	SEC registered

MATURITY DATE:	October 25, 2041

ISSUE DATE:	October 25, 2021

TRADE DATE:	October 20, 2021

SETTLEMENT DATE:	October 25, 2021, which will be the 3rd business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next succeeding business day, because the Notes will initially settle in T+3, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

INTEREST RATE:	3.125% per annum (payable semi-annually in arrears)

INTEREST PAYMENT DATES:	April 25 and October 25 of each year, commencing on April 25, 2022

INTEREST RECORD DATES:	April 10 and October 10 of each year

ISSUE PRICE:	98.898%

GROSS PROCEEDS:	US$988,980,000

NET PROCEEDS:	US$985,435,556

YIELD TO MATURITY:	3.200%

SPREAD TO BENCHMARK TREASURY:	+110 basis points

BENCHMARK TREASURY:	Treasury Rate 1.750% due August 15, 2041

BENCHMARK TREASURY YIELD:	2.100%

OPTIONAL REDEMPTION:

At any time, in whole or in part, prior to April 25, 2041 (the “Applicable Par Call Date”), at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum, as determined by the Independent Investment Banker (as defined in the Preliminary Prospectus Supplement) based on the Reference Treasury Dealer Quotations (as defined in the Preliminary Prospectus Supplement), of the present values of the Remaining Scheduled Payments (as defined in the Preliminary Prospectus Supplement), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points plus, in the case of each of clause (i) or (ii), accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

At any time, in whole or in part, on or after the Applicable Par Call Date, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

TAX REDEMPTION:	At any time, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes plus accrued but unpaid interest, if any, to, but not including, the date fixed for redemption if the Issuer or the Guarantor, as applicable, has or will become obliged to pay Additional Amounts (as defined in the Preliminary Prospectus Supplement) in respect of any Taxes (as defined in the Preliminary Prospectus Supplement) in respect of any payments under the Notes or the related Guarantees.

CUSIP:	872898 AD3

ISIN:	US872898AD36

DENOMINATION:	US$200,000/US$1,000

LISTING:	Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000.

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US$1,000,000,000 3.250% Notes Due 2051 (the “2051 Notes”)

ISSUER:	TSMC Arizona Corporation

GUARANTOR:	Taiwan Semiconductor Manufacturing Company Limited

SECURITY DESCRIPTION:	US$1,000,000,000 aggregate principal amount 3.250% Notes due 2051

EXPECTED SECURITIES RATINGS*:	Moody’s: Aa3 / S&P: AA-

DISTRIBUTION:	SEC registered

MATURITY DATE:	October 25, 2051

ISSUE DATE:	October 25, 2021

TRADE DATE:	October 20, 2021

SETTLEMENT DATE:	October 25, 2021, which will be the 3rd business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next succeeding business day, because the Notes will initially settle in T+3, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

INTEREST RATE:	3.250% per annum (payable semi-annually in arrears)

INTEREST PAYMENT DATES:	April 25 and October 25 of each year, commencing on April 25, 2022

INTEREST RECORD DATES:	April 10 and October 10 of each year

ISSUE PRICE:	98.658%

GROSS PROCEEDS:	US$986,580,000

NET PROCEEDS:	US$983,035,556

YIELD TO MATURITY:	3.321%

SPREAD TO BENCHMARK TREASURY:	+120 basis points

BENCHMARK TREASURY:	Treasury Rate 2.375% due May 15, 2051

BENCHMARK TREASURY YIELD:	2.121%

OPTIONAL REDEMPTION:

At any time, in whole or in part, prior to April 25, 2051 (the “Applicable Par Call Date”), at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum, as determined by the Independent Investment Banker (as defined in the Preliminary Prospectus Supplement) based on the Reference Treasury Dealer Quotations (as defined in the Preliminary Prospectus Supplement), of the present values of the Remaining Scheduled Payments (as defined in the Preliminary Prospectus Supplement), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points plus, in the case of each of clause (i) or (ii), accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

At any time, in whole or in part, on or after the Applicable Par Call Date, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

TAX REDEMPTION:	At any time, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes plus accrued but unpaid interest, if any, to, but not including, the date fixed for redemption if the Issuer or the Guarantor, as applicable, has or will become obliged to pay Additional Amounts (as defined in the Preliminary Prospectus Supplement) in respect of any Taxes (as defined in the Preliminary Prospectus Supplement) in respect of any payments under the Notes or the related Guarantees.

CUSIP:	872898 AE1

ISIN:	US872898AE19

DENOMINATION:	US$200,000/US$1,000

LISTING:	Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000.

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Unless the context requires otherwise, all references to the “Notes” herein and in the Preliminary Prospectus Supplement are to the 2026 Notes, the 2031 Notes, the 2041 Notes and the 2051 Notes, collectively, and capitalized terms used but not defined herein shall have the meanings given to them in the Preliminary Prospectus Supplement.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) and the Preliminary Prospectus Supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC, including documents incorporated by reference therein, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting Goldman Sachs & Co. LLC toll free at 1-866-471-2526.

This document is not an offer to sell or a solicitation of an offer to buy the Notes or the Guarantees.

* A securities rating does not constitute a recommendation to purchase, hold or sell securities and may be subject to revision or withdrawal at any time